RECEIVABLES PURCHASE AGREEMENT

                          Dated as of September 3, 1998

                                      among

                              SHAW INDUSTRIES, INC.

                                  as the Seller


                                       and


                              SHAW FUNDING COMPANY





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                                      -ii-

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
ARTICLE IDEFINITIONS............................................................................................-1-
         1.01.  Certain Definitions.............................................................................-1-
         1.02.  Accounting Terms................................................................................-4-
         1.03.  Other Terms.....................................................................................-4-
         1.04.  Computation of Time Periods.....................................................................-4-

ARTICLE IIAMOUNTS AND TERMS OF THE PURCHASES....................................................................-5-
         2.01.  Purchases of Receivables; Agreement to Purchase.................................................-5-
         2.02.  Payment for the Purchases; Settlements..........................................................-6-
         2.03.  Transfer of Records to SFC......................................................................-8-

ARTICLE IIICONDITIONS PRECEDENT.................................................................................-9-
         3.01.  Conditions Precedent to Agreement...............................................................-9-
         3.02.  Conditions Precedent to Ongoing Purchases.......................................................-9-
         3.03.  Effect of Payment of Purchase Price............................................................-10-

ARTICLE IVREPRESENTATIONS AND WARRANTIES.......................................................................-10-
         4.01.  Representations and Warranties of the Seller...................................................-10-
         4.02.  Representations and Warranties of SFC..........................................................-14-

ARTICLE VGENERAL COVENANTS OF THE SELLER.......................................................................-15-
         5.01.  Affirmative Covenants of the Seller............................................................-15-
         5.02.  Negative Covenants of the Seller...............................................................-17-

ARTICLE VIADMINISTRATION AND COLLECTION........................................................................-20-
         6.01.  Collection of Receivables......................................................................-20-
                           SECTION 6.02.  Rights of SFC........................................................-20-
         6.03.  Responsibilities of the Seller.................................................................-21-
         6.04.  Further Action Evidencing Purchases............................................................-21-
         6.05.  Application of Collections.....................................................................-22-

ARTICLE VIIINDEMNIFICATION.....................................................................................-22-
         7.01.  Indemnities by the Seller......................................................................-22-

ARTICLE VIIIMISCELLANEOUS......................................................................................-24-
         8.01. Waivers; Amendments.............................................................................-24-
         8.02. Notices.........................................................................................-24-
         8.03.  Effectiveness; Binding Effect; Assignability...................................................-25-
         8.04.  GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL................................-26-
         8.05.  Costs and Expenses.............................................................................-27-
         8.06. Confidentiality.................................................................................-27-
         8.07.  Execution in Counterparts; Severability........................................................-27-
         8.08.  Purchase Termination...........................................................................-27-
         8.09.  No Proceedings.................................................................................-27-
         8.10.  Entire Agreement...............................................................................-28-

                             EXHIBITS AND SCHEDULES

Exhibit A                  -        Form of Subordinated Note

Schedule 4.01(g)..-        Actions, Suits
Schedule 4.01(i)                    -       Addresses and Locations of Books and Records of the Sellers
Schedule 4.01(k)..-        Tradenames, Subsidiaries, Etc.
Schedule 4.01(o) .-        ERISA Matters
Schedule 4.01(p)                    -       Lock-Box Banks; Lock-Box Accounts; Lock-Box Numbers
Schedule 4.01(q)..-        Material Adverse Change


                         RECEIVABLES PURCHASE AGREEMENT


                  This RECEIVABLES PURCHASE AGREEMENT (the "Agreement"), dated as of September 3, 1998, is made by and among SHAW INDUSTRIES, INC., a Georgia corporation (the "Seller"), and SHAW FUNDING COMPANY, a Delaware corporation ("SFC") .

                                   WITNESSETH:

                  WHEREAS, the Seller desires to sell, and SFC has agreed to purchase, all of the Seller's right, title and interest in certain of its accounts receivable on the terms and conditions provided herein; and

                  WHEREAS, SFC, as "Transferor", the Seller, as the initial "Collection Agent", Enterprise Funding Corporation (the "Company"), those institutions from time to time party thereto as "Bank Investors", and NationsBank, N.A., as "Agent" have entered into that certain Transfer and Administration Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the "TAA"), pursuant to which SFC may from time to time convey, transfer and assign undivided percentage interests in accounts receivable purchased from the Seller, and the Company may, and the Bank Investors, if requested, shall, accept such conveyance, transfer and assignment of such undivided percentage interests;

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:



                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Certain Definitions. For all purposes of this Agreement, except as otherwise specifically provided herein, capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the TAA. In addition, as used in this Agreement, the following terms shall have the following meanings:

                  "Affected Assets" has the meaning specified in Section 2.01(a) hereof.

C:\Apps\EE\FILING\10-Q\3rd\5HBY01!.DOC
                                                       -31-

                  "Aged Receivables Ratio" means, as of the last day of each calendar month, the percentage equivalent of a fraction, (i) the numerator of which shall be the sum of (A) the aggregate Outstanding Balance of Receivables that were unpaid for 61-90 days after their respective original due dates and
(B) the aggregate Outstanding Balance of Receivables that were charged-off as uncollectible during such month prior to the date which is 90 days after their respective original due dates and (ii) the denominator of which shall be the aggregate Receivables originated by the Seller during the third prior calendar month.

                  "Calculation Period" means each period commencing on the Business Day immediately following a Cut-Off Date and ending on (and including) the next succeeding Cut-Off Date; provided, however, that the first Calculation Period shall begin and end on the Closing Date.

                  "Collection   Date"  means  the  date   occurring   after  the
Termination Date upon which the Aggregate Unpaids shall have been paid in full, in cash.

                  "Contributed Assets" has the meaning specified in Section 2.01(a) hereof.

                  "Cut-Off Date" means the last day of each Fiscal Month.

                  "Dilution Adjustment" means, with respect to all Receivables sold by the Seller to SFC hereunder during any Calculation Period, and as of any Settlement Date, an amount calculated in the Investor Report for the applicable Calculation Period covered thereby equal to the aggregate reductions in the Outstanding Balances of all Receivables originated and sold by the Seller to SFC during such Calculation Period as a result of any Dilutive Factors.

                  "Dilutive Factors" means any of the following factors which may reduce or cancel the aggregate amount of any Receivables: defective, rejected or returned merchandise or services and all credits, rebates, discounts, disputes, warranty claims, repossessed or returned goods, chargebacks, allowances, other dilutive factors, and any other billing or other adjustment (whether effected through the granting of credits against the applicable Receivables or by the issuance of a check or other payment in respect of (and as payment for) such reduction) by the Seller, SFC or the Collection Agent (excluding from the foregoing contractual payment discounts included in the Payment Discount Reserve) provided to an Obligor.

                  "Loss Horizon Ratio" means as of any Investor Report Date and continuing until the next Investor Report Date, the quotient of (i) the aggregate Outstanding Balance of Receivables originated by the Seller during the immediately preceding three (3) Fiscal Months and (ii) the difference between the aggregate Outstanding Balance of Receivables and the aggregate Outstanding Balance of Defaulted Receivables as of the last day of the immediately preceding Fiscal Month.

                  "Loss Reserve Ratio" means, as of any Investor Report Date and continuing until the next Investor Report Date an amount equal to:

                              1.5 x ARR x LHR x PTF

Where:

ARR = the highest three (3) month rolling average of the Aged Receivables Ratio during the immediately preceding twelve (12) Fiscal Months.

LHR      =........Loss Horizon Ratio.

PTF      = .......Payment Terms Factor

                  "Noncomplying Receivable" means any Receivable which, as of the date of the Purchase thereof by SFC hereunder, did not meet the criteria for an Eligible Receivable.

                  "Payment Terms Factor" means, as of any Investor Report Date and continuing up to, but not including, the next Investor Report Date, (x) 1.0 when the weighted average of the periods within which Receivables are required to be paid falls within one (1) to forty-five (45) days, (y) 1.17 when the weighted average of the periods within which Receivables are required to be paid falls within forty-six (46) to sixty (60) days, and (z) 1.33 when the weighted average of the periods within which Receivables are required to be paid is greater than sixty (60) days. For purposes of this calculation, Receivables exclude contractual payment discount terms designated by the Receivables Systems as "cash against documents" and "letter of credit".

                  "Purchase" means, on any Business Day, the sale, contribution and conveyance of all Receivables from the Seller to SFC for which the Purchase Price has not been previously paid or which have not previously been sold, contributed or otherwise conveyed to SFC by the Seller, in either case, in accordance with the terms of Section 2.02 hereof.

                  "Purchase Price" has the meaning specified in Section 2.02(b) hereof.

                  "Purchase  Price  Adjustment"  has the  meaning  specified  in
Section 2.02(b) hereof.

                  "Purchase  Price  Percentage"  has the  meaning  specified  in
Section 2.02(b) hereof.

                  "Purchased Assets" has the meaning specified in Section 2.01(a) hereof.

                  "Seller Loans" has the meaning specified in Section 2.02(d) hereof.

                  "Seller   Related   Security"   means  with   respect  to  any
Receivable,  all of the Seller's rights,  title and interest in, to and under:

                  (i) all of the interest in the merchandise (including returned or repossessed merchandise);

                  (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

                  (iii) all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

                  (iv)  all Records related to such Receivable; and

                  (v) all Proceeds of any of the foregoing.

                  "Settlement Date" means each Investor Report Date.

                  "Subordinated Note" has the meaning specified in Section 2.02(e) hereof.

                  "Transferred Assets" has the meaning specified in Section 2.01(a) hereof.

                  SECTION 1.02. Accounting Terms. Under this Agreement, all accounting terms not specifically defined herein shall be interpreted, all accounting determinations made, and all financial statements prepared, in accordance with GAAP.

                  SECTION 1.03. Other Terms. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein. The words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby incorporated into this Agreement. Whenever appropriate, in the context, terms used herein in the singular also include the plural, and vice versa.

                  SECTION 1.04. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding", and the word "within" means "from and excluding a specified date and to and including a later specified date".

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE PURCHASES

                  SECTION 2.01. Purchases of Receivables; Agreement to Purchase.
(a) Subject to the terms and conditions hereinafter set forth (including the conditions set forth in Article III), SFC hereby purchases from the Seller, and the Seller hereby sells, transfers, assigns and otherwise conveys to SFC all of the Seller's right, title and interest in all of the Seller's Receivables existing as of the Business Day immediately preceding the Closing Date or thereafter arising until the Business Day, immediately preceding the Termination Date, in each case together with all of the Seller Related Security relating to such Receivables and all Collections with respect to and other Proceeds of such Receivables and Seller Related Security (such Seller Related Security, Collections and Proceeds, collectively, the "Affected Assets"). On each Business Day and on each Settlement Date, SFC shall pay for the Purchases described in the preceding sentence no later than 5:00 p.m. (New York time) by making available to the Seller the payment of the Purchase Price and, to the extent applicable, the Purchase Price Adjustment required under Section 2.02, except to the extent that any such Receivables and Affected Assets shall have been contributed to SFC's capital at or prior to such time. Prior to paying the Purchase Price or Purchase Price Adjustment hereunder, SFC may request of the Seller, and the Seller shall deliver, such approvals, opinions, information, reports or documents as SFC may reasonably request. As used in this Agreement,
(i) the term "Purchased Assets" shall mean all Receivables which are paid for through cash and/or Seller Loans under this Agreement and all Affected Assets relating thereto, (ii) the term "Contributed Assets" shall mean all Receivables which are contributed to SFC's capital and all Affected Assets relating thereto and (iii) the term "Transferred Assets" shall mean, collectively, all Purchased Assets and all Contributed Assets.

                  (b) It is the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a "sale of accounts," as such term is used in Article 9 of the UCC, which sales are absolute and irrevocable and provide SFC with the full benefits of ownership of the Receivables. Neither the Seller nor SFC intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from SFC to the Seller secured by such accounts. Except for the Dilution Adjustment made on each Settlement Date and certain indemnities pursuant to Section 7.01(viii) with respect to Noncomplying Receivables sold by the Seller to SFC, each sale of Receivables by the Seller to SFC is made without recourse to the Seller; provided, however, that (i) the Seller shall be liable to SFC for all representations, warranties and covenants made by the Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by SFC or any assignee thereof of any obligation of the Seller or any other person arising in connection with the Receivables, the Affected Assets and/or the related Contracts, or any other obligations of the Seller. In view of the intention of the parties hereto that the Purchases of Receivables made hereunder shall constitute sales of such Receivables rather than a loan secured by such Receivables, the Seller agrees to note on its financial statements and in its books and records that its Receivables have been sold to SFC and to respond to any inquiries made by third-parties as to the ownership of the Receivables so sold that such Receivables have been sold to SFC.

                  (c) Notwithstanding any other provision of this Agreement, SFC shall not purchase from the Seller nor shall the Seller sell to SFC any Receivable from and after the time of any bankruptcy filing by or against the Seller or against SFC, provided, that if such bankruptcy filing arises as a result of an involuntary bankruptcy or other proceeding and such proceeding is dismissed or otherwise terminated prior to the Termination Date, then, in any such case, SFC shall automatically resume the purchase of Receivables from the Seller.

                  (d) If, notwithstanding the provisions of the immediately preceding clause (b), the Purchases hereunder are deemed for any reason not to constitute valid "sales of accounts" as set forth above, then this Agreement shall be deemed to create a security interest (within the meaning of Articles 8 and 9 of the Uniform Commercial Code as in effect in all applicable jurisdictions) in favor of SFC in all of the Seller's rights, title and interest in, to and under the Transferred Assets. Upon each such Purchase, the Seller hereby grants such a security interest to SFC in the Transferred Assets which are the subject of such Purchase, and this Agreement shall constitute a security agreement within the meaning of Article 8 and Article 9 of the UCC of all applicable jurisdictions.

                  SECTION 2.02. Payment for the Purchases; Settlements. (a) Except as otherwise provided below in this Section 2.02, the Purchase Price for the Receivables sold by the Seller under this Agreement during any Calculation Period shall be payable in full in cash by SFC to the Seller, on the date of such Purchase, except that (A) in the case of the initial Purchase of Receivables hereunder on the Closing Date, the Purchase Price for such Receivables shall be payable on the Closing Date, (B) a portion of the Purchase Price to be paid on the Closing Date and at certain times thereafter shall be funded through the Seller's making a capital contribution to SFC in an amount satisfactory to the Seller and (C) SFC may, with respect to any Purchase, offset against such Purchase Price (i) any amounts shown on an Investor Report as owing from the Seller to SFC and which remain unpaid or (ii) any other uncontested amounts owed by the Seller to SFC hereunder and which remain unpaid.

                  (b) On each Settlement Date, the Collection Agent, shall deliver to each party hereto an Investor Report in the form required under the TAA, which Investor Report shall set forth, among other things, (i) the aggregate Purchase Price owed to the Seller for all Receivables purchased during the immediately preceding Calculation Period, (ii) the aggregate amounts paid by SFC to the Seller in respect of the Purchase Price for such Receivables during such Calculation Period pursuant to Section 2.02(c), (iii) an amount for the Seller for such Calculation Period equal to the amount set forth in clause (i) immediately above minus the amount set forth in clause (ii) immediately above (such amount being the "Purchase Price Adjustment" with respect to the Seller for such Calculation Period), and (iv) the Dilution Adjustment. The Purchase Price (the "Purchase Price") owing to the Seller with respect to any Calculation Period (prior to giving effect to any cash payments made by SFC to the Seller during such Calculation Period as described on Section 2.02(c)) shall be calculated to equal the product of (i) the aggregate Outstanding Balances of new Receivables noted as being sold to SFC by the Seller on the Investor Report during such period times (ii) the Purchase Price Percentage (the "Purchase Price Percentage") in effect on such date pursuant to the remaining provisions of this
Section 2.02(b). From the Closing Date until the Calculation Period commencing October 5, 1998, the Purchase Price Percentage shall equal 95.68%. Thereafter, the Purchase Price Percentage shall be calculated in accordance with the following formula:
Purchase Price Percentage  = 100% - Loss Reserve Ratio.

                  The Purchase Price Percentage shall be calculated on each Settlement Date for the immediately succeeding Calculation Period and such calculation shall be utilized in the calculation of the Purchase Price owed under this Agreement for all Purchases occurring during such subsequent Calculation Period. Promptly after the end of each Calculation Period, the Seller shall provide to the Collection Agent, as applicable, all information necessary for the Collection Agent to calculate the foregoing matters and to prepare the Investor Report within the time frame specified herein.

                  (c) On each Business Day, out of Collections or proceeds from any Incremental Transfers received by SFC, which, in any case, it is not required to hold in trust for, or remit to, the Collection Agent or the Agent pursuant to the TAA, SFC shall remit such funds to the Seller (net of any funds needed to pay existing expenses which are then accrued and unpaid) in the following order of priority and application: first to pay the Purchase Price owed to the Seller; and second to pay amounts owed by SFC to the Seller under the Subordinated Note described in Section 2.02(d) below.

                  (d) To the extent SFC shall have insufficient available cash to pay any amounts owing by it on any Settlement Date as described herein, then SFC may, by notice to the Seller (orally, with prompt confirmation in writing to follow), elect to pay such remaining part of the Purchase Price by borrowing a revolving loan (each a "Seller Loan") under its Subordinated Note issued in favor of the Seller, and the Seller shall have irrevocably agreed to advance, and shall be deemed to have advanced, a Seller Loan on such date in the amount so specified by SFC; provided, however, that SFC may not make any such election if, as a result thereof (and after giving effect thereto), SFC's net worth (calculated (i) after giving effect to all such Purchases and Seller Loans to be made on such date and (ii) without giving effect to any Receivables that are not included in the Net Receivables Balance at such time) would be less than 5% of the aggregate Outstanding Balance of all Receivables at such time.

                  If such result shall be a negative number, such amount shall be shown on the Investor Report as an amount owing to SFC from the Seller as an additional capital contribution, and SFC shall, on the applicable Settlement Date, credit all such net amounts due to it against any outstanding principal amount of the Subordinated Note issued to the Seller and any remaining net amounts due by the Seller to SFC shall be credited by SFC against all future Purchases from the Seller; provided, however, that if (x) a balance is owing by the Seller to SFC for two consecutive Calculation Periods, then on the Settlement Date following such second Calculation Period the Seller shall pay SFC such balance in cash on the next succeeding Business Day and (ii) if any balance is owing by the Seller on any Settlement Date occurring after the Termination Date, the Seller shall pay to shall pay SFC such balance in cash on such Settlement Date.

                  (e) The Seller Loans shall be subordinated to the prior right and payment in full of the Aggregate Unpaids and any other obligations of SFC arising under the TAA. The Seller Loans advanced by the Seller shall be evidenced by, and payable in accordance with the terms and provisions of, a promissory note (the "Subordinated Note") payable to the Seller in the form of Exhibit A attached hereto.

                  (f) Unless and until the Termination Date has occurred, if, after giving effect to all allocations of cash and Seller Loans provided for in
Section 2.02(d), the remaining Purchase Price (after giving effect to the Dilution Adjustment) payable by SFC to the Seller on any Settlement Date is not paid in full as a result of the limitation on the amount of the Subordinated Note, then, subject to the limitations set forth in Section 2.01(c), the Seller shall be deemed to have contributed Receivables to SFC's capital having a Purchase Price equal to the otherwise unpaid portion of the total Purchase Price otherwise owed to the Seller on such date; to the extent that aggregate amount of deemed capital contribution exceeds the Purchase Price of Receivables transferred by the Seller to SFC during any Calculation Period covered by an Investor Report, then SFC shall reflect such capital contribution as a reduction in the outstanding principal amount of the Subordinated Note payable to the Seller.

                  (g) If on any day any of the representations and warranties in
Section 4.01(i) or (k) is not true with respect to any Receivable, the Seller shall deliver to the Collection Agent in same day funds an amount equal to the Outstanding Balance of such Receivable for application by the Collection Agent to the same extent as if Collections of such Outstanding Balance had actually be received on such date, provided, that prior to the Commitment Termination Date, such amount may be paid by a reduction to the Purchase Price to be paid to the Seller on the next occurring Investor Report Date.

                  SECTION 2.03. Transfer of Records to SFC. (a) In connection with the Purchases of Receivables hereunder, the Seller hereby sells, transfers, assigns and otherwise conveys to SFC all of the Seller's right and title to and interest in the Records relating to all Receivables included in the Transferred Assets, without the need for any further documentation in connection with any Purchase. In connection with such transfer, the Seller hereby grants to each of SFC and the Collection Agent (including, without limitation, any successor Collection Agent appointed in accordance with the TAA) an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by the Seller to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by the Seller or is owned by others and used by the Seller under license agreements with respect thereto. The license granted hereby shall be irrevocable, and shall terminate on the date occurring after the Termination Date upon which all Aggregate Unpaids shall have been paid in full, in cash.

                  (b) The Seller shall take all commercially reasonable action requested by SFC and/or the Collection Agent (including any successor Collection Agent appointed in accordance with the TAA), from time to time hereafter, that may be reasonably necessary or appropriate to ensure that SFC (and its assignees, including, without limitation, the Agent and the Purchasers) has (i) an enforceable ownership interest in the Records relating to the Receivables purchased from the Seller hereunder and (ii) an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records. The Seller hereby represents that as of the Closing Date it has obtained all necessary consents for the use by SFC and the Collection Agent of all such software which the Seller does not own.

                  SECTION 2.04. Limitation on Recourse. Except as specifically provided in this Agreement, the purchase and sale of Receivables and the Affected Assets under this Agreement shall be without recourse to the Seller; provided, however, that the Seller shall be liable to SFC for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, it being understood that no such liability of the Seller will arise on account of the failure of an Obligor to make any payment in respect of a Receivable for credit reasons.


                                   ARTICLE III

                              CONDITIONS PRECEDENT

                  SECTION 3.01. Conditions Precedent to Agreement. This Agreement is subject to the conditions precedent that (i) each of the conditions precedent to the execution, delivery and effectiveness of the TAA and each other Transaction Document (other than a condition precedent in any such other Transaction Document relating to the effectiveness of this Agreement) shall have been fulfilled to the satisfaction of SFC and the Agent, and (ii) SFC and the Agent shall have received original copies, executed by each of the parties thereto in such reasonable number as shall be specified by SFC and the Agent, of each of the other Transaction Documents to be executed and delivered in connection herewith, on or before the Closing Date, each (unless otherwise indicated) dated as of the Closing Date or such other recent date acceptable to SFC and the Agent and each in form and substance satisfactory to SFC and the Agent.

                  SECTION 3.02. Conditions Precedent to Ongoing Purchases. The obligation of SFC on any Business Day to accept and pay for the transfers of Receivables under this Agreement is subject to the conditions precedent that the representations and warranties contained in Article IV are true and correct in all material respects as of such Business Day. The Seller, by accepting the Purchase Price paid for each Purchase of Receivables generated by the Seller and the Related Assets of the Seller, shall be deemed to have certified, with respect to the Receivables and the Affected Assets paid for on such day, that its representations and warranties contained in Article IV are true and correct on and as of such day, with the same effect as though made on and as of such day.

                  SECTION 3.03. Effect of Payment of Purchase Price and/or Contribution. Upon the payment of the Purchase Price for any Purchase (whether in cash or by an increase in the Seller's Subordinated Note pursuant to Section 2.02(c)) or the contribution of any Contributed Assets by the Seller to the capital of SFC pursuant to Section 2.02(f), title to the Receivables and the Affected Assets included in such Purchase shall vest in SFC, whether or not the conditions precedent to such Purchase were in fact satisfied; provided, however, that SFC shall not be deemed to have waived any claim it may have under this Agreement for the failure by the Seller in fact to satisfy any such condition precedent.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01. Representations and Warranties of the Seller. The Seller represents and warrants that as of the Closing Date and (except for representations and warranties which relate to a specific date only) and as of the date of each Purchase:

                  (a) Corporate Existence and Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. The Seller is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

                  (b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party are within the Seller's corporate powers, have been duly authorized by all necessary corporate and shareholder action, require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Section 5.01(a)), and do not (i) contravene, (l) any provision of applicable law, rule or regulation, the contravention of which would have a Material Adverse Effect, (2) the Articles of Incorporation or Bylaws of the Seller or (3) any judgment, injunction, order, writ or decree, (ii) violate or constitute a default under any material agreement or other material instrument, binding upon the Seller or
(iii) result in the creation or imposition of any Adverse Claim on the assets of the Seller (except as contemplated hereunder).

                  (c) Binding Effect. Each of this Agreement and the other Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and to general principles of equity (regardless of whether such enforceability is considered) in a proceeding at law or in equity.

                  (d) Ownership Interest. Immediately preceding each Purchase hereunder, the Seller shall be the owner of all of the Receivables, free and clear of all Adverse Claims. On or prior to each Purchase and on each day thereafter, all financing statements and other documents required to be recorded or filed in order to more fully evidence the interests of SFC under this Agreement will have been duly filed (and continued and/or amended, as applicable) in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

                  (e) Accuracy of Information. All information heretofore furnished by the Seller to SFC and the Agent for purposes of or in connection with this Agreement, any other Transaction Document to which the Seller is a party or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Seller to SFC and the Agent will be complete and correct in every material respect, on the date such information is stated or certified, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Seller or SFC (as the case may be) as at the date thereof in the results of operations for such period. All financial projections and other pro forma financial information delivered to SFC and the Agent have been based on good faith estimates and assumptions believed by the Seller to be reasonable at the time made and at the time furnished to SFC and the Agent.

           .......(f)  Tax  Status.  The Seller has filed or caused to be filed, all tax returns (federal, state and local) required to be filed by it and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges.

                  (g) Action, Suits. Except as set forth on Schedule 4.01(g) hereof, there are no actions, suits or proceedings pending, or to the knowledge of the Seller threatened, against or affecting the Seller or its properties, in or before any court, arbitrator or other body, which may be, individually or in the aggregate (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Seller is a party, (ii) seeking to prevent the sale and assignment of any Receivable or other Affected Assets or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document to which the Seller is a party, or (iii) seeking any determination or ruling that would have a Material Adverse Effect.

                  (h) Place of Business. The principal place of business and chief executive office of the Seller are located at the address of the Seller indicated in Section 8.02 hereof and the offices where the Seller keeps all its Records, are located at the address(es) described on Schedule 4.01(i) or such other locations notified to SFC and the Agent in accordance with Section 5.02(h) hereof in jurisdictions where all action required by Section 6.05 hereof has been taken and completed.

                  (i) Good Title. Upon each Purchase from the Seller, SFC shall acquire an ownership interest in each of the Seller's Receivables and the Related Assets relating thereto that exist on the date of such Purchase and in the Seller Related Security and Collections with respect thereto free and clear of any Adverse Claim (except as contemplated hereunder), and no such Transferred Assets shall constitute Property of the Seller. No effective financing statement or other instrument similar in effect covering all or any part of such Transferred Assets from the Seller Assets shall at such time be on file in any filing or recording office except as may be filed in favor of the Agent (as assignee of SFC) pursuant to the Transaction Documents.

                  (j) Tradenames, Etc. As of the date hereof: (i) the Seller has no Subsidiaries other than those disclosed on Schedule 4.01(k) hereto and (ii) the Seller has, within the last five (5) years, operated only under the tradenames identified on Schedule 4.01(k) hereto, and, within the last five (5) years, has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under the Bankruptcy Code, except as disclosed on Schedule 4.01(k) hereto.

                  (k) Nature of Receivables. Except as identified in any Investor Report or other interim report by the Seller or the Collection Agent, each Receivable purchased from the Seller by SFC hereunder satisfies at the time of the Purchase thereof the definition of "Eligible Receivable" set forth in the TAA and is an "eligible asset" as defined in Rule 3a-7 under the Investment Company Act, of 1940, as amended.

                  (l) Credit and Collection Policy. Since the effective date(s) indicated thereon, there have been no material changes in the Credit and Collection Policy other than as permitted hereunder and under the TAA.

                  (m) Not an Investment Company or a Public Utilities Holding Company. The Seller is not, nor is it controlled by, an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Seller is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", within the meanings of such terms set forth in the Public Utility Holding Borrower Act of 1935, as amended.

                  (n) ERISA. Except as set forth on Schedule 4.01(o), neither the Seller nor any of its ERISA Affiliates maintains any Benefit Plans. The Seller and its ERISA Affiliates are in compliance in all material respects with ERISA and no Adverse Claims exists in favor of the Pension Benefit Guaranty Corporation or the U.S. Department of Labor on any of the Receivables on the assets or properties of the Seller or any of its ERISA Affiliates.

                  (o) Lock-Box Accounts. The names and addresses of all the Lock-Box Banks of the Seller, together with the account numbers of the Lock-Box Accounts and the numbers of the related Lock-Boxes at such Lock-Box Banks are specified on Schedule 4.01(p) hereto (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to SFC and the Agent and for which Lock-Box Agreements have been executed in accordance with Section 5.02(f) hereof and delivered to the Agent). The Seller has instructed all of its Obligors to make payments on the Receivables directly to a Lock-Box or a Lock-Box Account and only Collections of the Seller's Receivables and Seller Related Security are deposited into Lock-Box Accounts.

                  (p) Bulk Sales. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

                  (q) Financial Statements; Material Adverse Change. The audited consolidated and the unaudited consolidating balance sheets of the Seller and its Subsidiaries, in each case, dated as of January 3, 1998, and the consolidated and unconsolidated statements of income, cash flows and changes in financial position relating thereto for the Fiscal Year then ended, copies of which have been furnished to the Agent, fairly present the financial condition of each such Persons as at such date and the results of the operations and cash flows of each such Person for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since January 3, 1998, there has been no material adverse change in the business, properties or condition (financial or otherwise) of the Seller or its Subsidiaries, other than as described in Schedule 4.01(q) hereto, or as otherwise disclosed to the Seller in writing.

                  (r) Preference; Voidability. Each Receivable transferred by the Seller to SFC hereunder shall have been transferred in contemporaneous exchange for reasonably equivalent value to the Seller, and no such Purchase shall have been made for or on account of an antecedent debt owed by the Seller to SFC.

                  (s) Collection and Servicing. Since January 3, 1998, there has been no material adverse change in the ability of the Seller then acting as Collection Agent to service and collect the Receivables.

                  (t) Year 2000 Compliance. The Seller has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Seller or any of its Subsidiaries (or suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. Based on the foregoing, the Company believes that all computer applications (including those of its suppliers, vendors and customers) that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be Year 2000 Compliant, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

                  The Seller (i) has completed a review and assessment of the Receivable Systems and (ii) has determined that such Receivable Systems are Year 2000 Compliant or will be Year 2000 Compliant on or before January 1, 1999 and thereafter.

                  The  costs  of  all  assessment,   remediation,   testing  and
integration related to the Seller's plan for becoming Year 2000 Compliant will not have a Material Adverse Effect.

                  SECTION  4.02.  Representations  and  Warranties  of SFC.  SFC
represents and warrants that as of the Closing Date and (except for representations and warranties which relate to a specific date only) as of the date of each Purchase:

                  (a) Corporate Existence and Power. SFC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. SFC is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

                  (b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by SFC of this Agreement and the other Transaction Documents to which it is a party are within SFC's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Section 2.8 of the TAA), and do not (i) contravene
(1) any provision of applicable law, rule or regulation, the contravention of which would have a Transferor Material Adverse Effect, (2) the Certificate of Incorporation or Bylaws of SFC, or (3) any judgment, injunction, order, writ or decree, (ii) violate or constitute a default under any agreement or other instrument where such violation would have a Transferor Material Adverse Effect, binding upon SFC or (iii) result in the creation or imposition of any Adverse Claim on the assets of SFC.

                  (c) Binding Effect. Each of this Agreement, the Subordinated Notes and the other Transaction Documents to which SFC is a party constitutes the legal, valid and binding obligation of SFC, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                                    ARTICLE V

                         GENERAL COVENANTS OF THE SELLER

                  SECTION 5.01. Affirmative Covenants of the Seller. At all times from the date hereof to the Collection Date, the Seller will, in addition to those covenants binding the Seller under the TAA, and unless SFC and the Agent shall otherwise consent in writing:

                  (a) Protection of Ownership Interest. (i) Promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Agent may reasonably request in order to perfect or protect the Transferred Interest or to enable SFC, the Company or the Bank Investors to exercise or enforce any of their respective rights under this Agreement and the TAA.

                           (A) Without limiting the foregoing, the Seller shall execute and file such financing statements (which statements may be in any form, including in the form of a carbon, photographic or other reproduction of this Agreement) continuation statements or amendments thereto or assignments thereof as may be requested by the Agent, the Company or any of the Bank Investors;

                           (B) To the extent reasonably practicable, mark its master data processing records and, upon the Agent's, any Bank Investor's or the Company's request, its Contracts and other documents with a legend (in form and substance satisfactory to the Agent) describing the conveyance hereunder to SFC and the Agent, for the benefit of the Company and the Bank Investors, of the Transferred Assets; and

                           (C) Obtain additional search reports as may be reasonably requested by SFC, the Agent, the Company or any of the Bank Investors.

                  (ii) The Seller  hereby  authorizes  and appoints  each of SFC
(and the Agent as assignee of SFC) and the Collection Agent as its attorney-in-fact, to the fullest extent permitted by applicable law, to sign and file UCC financing statements, continuation statements and amendments thereto and assignments thereof without the Seller's signature. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Transferred Assets or any part thereof, shall be sufficient as a financing statement.

                  (b) Designation of New Collection Agent. At any time after the designation of a Collection Agent (other than SFC, the Seller or any Affiliate of SFC or the Seller pursuant to Section 6.1 of the TAA), the Seller hereby authorizes the Agent to take any and all steps in the Seller's name and on behalf of the Seller necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Receivables, including without limitation, endorsing the Seller's name on checks and other instruments representing Collections and enforcing the Seller's Receivables and the related Contracts.

                  (c) Conduct of Business. Carry on and conduct its business solely for the corporate purposes specified in its Certificate of Incorporation and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

                  (d) Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject, the failure to comply with which would have a Material Adverse Effect.

                  (e) Furnishing of Information and Inspection of Records. Furnish to SFC and the Agent from time to time such information with respect to the Receivables as SFC or the Agent may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Receivable. Permit SFC and the Agent, or its agents or representatives, at any time and from time to time during regular business hours, and upon reasonable advance notice, (i) to examine and make copies of, and make abstracts from, all of the Seller's Records and (ii) to visit the offices and properties of the Seller, for the purpose of examining such Records, and to discuss matters relating to the Seller's Receivables or the Seller's performance hereunder and under the other Transaction Documents to which the Seller is a party with any of the officers, directors, employees or independent public accountants of the Seller having knowledge of such matters.

            ......(f)  Keeping of Records  and Books of  Account.  Maintain  and
implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing its Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the Collection of all of the Seller's Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing
Receivable). Give SFC and the Agent notice of any material change in the administrative and operating procedures of the Seller referred to in the previous sentence.

                  (g) Performance and Compliance with Receivables and Contracts. At the Seller's expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by the Seller under the Contracts related to the Receivables, subject, however, to the right of the Seller to dispute or contest obligations to perform or to comply with any such provision, covenant or promise where the Seller reasonably believes that such performance or compliance is not required or is not in the best interest of the Seller and such failure to perform or comply would not have a Material Adverse Effect.

                  (h) Credit and Collection Policy. Comply in all material respects with the Credit and Collection Policy in regard to each of its Receivables and the related Contracts.

                  (i) Collections. Instruct all of its Obligors to cause all Collections to be remitted directly to a Lock-Box or Lock-Box Account.

                  (j) Collections Received. Hold in trust, and deposit, immediately, but in any event not later than two (2) Business Days following the Seller's receipt thereof, to one of its Lock-Box Accounts, all Collections received from time to time by the Seller.

                  (k) Separate Identity. Take all actions reasonably required to maintain SFC's status as a separate legal entity, including, without limitation,
(i) not misleading third parties as to SFC's identity as an entity with assets and liabilities distinct from the Seller and the Seller's Subsidiaries; (ii) not holding itself out to be responsible for the debts or decisions or actions relating to the business and affairs of SFC; (iii) taking such other actions as are necessary on its part to ensure that the covenants made by SFC in Section
5.1 of the TAA are true and correct at all times; and (iv) taking such other actions as are necessary on its part to ensure that SFC's corporate procedures required by its certificate of incorporation and by-laws are duly and validly taken.

                  (l) Preservation of Corporate Existence; Separate Business. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each respective jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Material Adverse Effect.

                  (m) Year 2000 Compliance. The Seller will promptly notify SFC in the event the Seller discovers or determines that any computer application (including those of its suppliers, vendors and customers) (i) that is necessary for the origination, collection, management, or servicing of the Receivables will not be Year 2000 Compliant on or before January 1, 1999 and thereafter, or
(ii) that is otherwise material to its or any of its Subsidiaries' business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that, in the case of (ii) above, such failure could not reasonably be expected to have a Material Adverse Effect or a Transferor Material Adverse Effect.

                  SECTION 5.02. Negative Covenants of the Seller. From the date hereof until the Collection Date, the Seller shall not, without the written consent of SFC and the Agent:

                  (a) No Sales, Liens, Etc. Except as otherwise provided herein and the TAA, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to (x) any of the Affected Assets, (y) any inventory or goods, the sale of which may give rise to a Receivable, except where such Person in whose favor such Adverse Claim exists has acknowledged in writing in form and substance satisfactory to SFC and the Agent that it does not claim, and thereby releases, any Adverse Claim in the Affected Assets, whether arising as Proceeds of such Person's collateral or otherwise, or (z) upon or with respect to any Lock-Box Account to which any Collections of any Receivable are sent or deposited, or assign any right to receive income in respect thereof.

                  (b) No Extension or Amendment of Receivables. Except as otherwise permitted under the TAA, extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

                  (c) No Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectability of any Receivable or otherwise have a Material Adverse Effect.

                  (d) No Mergers, Etc. (i) Consolidate or merge with or into any other Person except where the Seller shall be the surviving entity of such merger of consolidation and no Termination Event or Potential Termination Event shall then be outstanding or would result therefrom, provided that unless the Agent, the Majority Bank Investors and SFC shall have consented, no receivables of any Person with whom the Seller shall have merged or consolidated (including such receivables arising from such Person's businesses or divisions after the date thereof) shall be sold to SFC hereunder, deemed to be a Receivable hereunder, or collected or deposited in any Lock-Box or Lock-Box Account, or
(ii) sell, lease or transfer all or substantially all of its assets to any other Person.

                  (e) Assignment. Assign any of the Seller's rights or delegate any of the Seller's duties under this Agreement, the TAA, or any of the other Transaction Documents to which the Seller is a party, without the prior written consent of SFC and the Agent.

                  (f) Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank, any account as a Lock-Box Account or any lock-box as Lock-Box to or from those listed on Schedule 4.01(p) hereto or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box or Lock-Box Account, unless, (i) such instructions are to deposit such payments to another existing Lock-Box or Lock-Box Account of the Seller or (ii) SFC and the Agent shall have received written notice of such addition, termination or change at least 30 days prior thereto and the Agent shall have received a Lock-Box Agreement executed by each new Lock-Box Bank or an existing Lock-Box Bank with respect to each new Lock-Box Account or Lock-Box.

                  (g) Deposits to Lock-Box Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box or Lock-Box Account any cash or cash proceeds other than Collections of Receivables.

                  (h) Change of Name, Etc. Change its name, identity or corporate structure (within the meaning of Section 9-402(7) of the UCC as in effect in the State of New York and the State in which the Seller's chief executive office and principal place of business is located) nor the location of its chief executive office or any office where Records are kept, unless at least 10 days prior to the effective date of any such change the Seller delivers to SFC, the Agent and the Collateral Agent (i) such documents, instruments or agreements, executed by the Seller as are necessary to reflect such change and to continue the perfection of SFC's, the Agent's and the Collateral Agent's ownership interests or security interests in the Affected Assets and (ii) new or revised Lock-Box Agreements and executed by the Lock-Box Banks which reflect such change.

                  (i) ERISA Matters. Permit any of its ERISA Affiliates to, (i) engage in any prohibited transaction (as defined in Section 4975 of the Code and
Section 406 of ERISA) for which an exemption is not available or has not previously been obtained from the U.S. Department of Labor; (ii) permit to exist any accumulated funding deficiency (as defined in Section 302(a) of ERISA and
Section 412(a) of the Code) or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail to make any payments to any Multiemployer Plan that the Seller or any of its ERISA Affiliates is required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any liability; or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA which represents a material risk of a liability to the Seller or any of its ERISA Affiliates under ERISA or the Code, if such prohibited transactions, accumulated funding deficiencies, payments, terminations and reportable events occurring within any Fiscal Year, in the aggregate, involve a payment of money or an incurrence of liability by the Seller or any of its ERISA Affiliates, in an amount in excess of $1,000,000.

                  (j) Sale Treatment. Account for (including for accounting and tax purposes), or otherwise treat, the transactions contemplated by this Agreement in any manner other than as a sale or capital contribution, as applicable, of Receivables by the Seller to SFC. In addition, fail to disclose (in a footnote or otherwise) in all of its respective financial statements (including any such financial statements consolidated with any other Persons' financial statements) the existence and nature of the transaction contemplated hereby and the interest of SFC hereunder, all in accordance with GAAP.

                                   ARTICLE VI

                          ADMINISTRATION AND COLLECTION


                  SECTION 6.01. Collection of Receivables. (a) The servicing, administering and collection of the Receivables shall be conducted by the Collection Agent. For so long as the Person acting as Collection Agent is the Seller, the Seller shall perform its duties as Collection Agent under the TAA in accordance with the terms thereof, it being understood that it shall hold all Transferred Assets which it receives from time to time solely in its capacity as Collection Agent and shall not claim or retain any legal or beneficial title or interest therein. If at any time the Collection Agent is a Person other than the Seller, the Seller agrees promptly to provide all information requested by the Collection Agent in connection with the performance of its responsibilities under the TAA, and agrees to exert reasonable efforts to assist any successor Collection Agent in assuming and performing its duties as Collection Agent.

                  (b) The Seller hereby acknowledges and agrees that the Agent has the exclusive ownership and control of each Lock-Box and Lock-Box Account maintained by the Seller at a Lock-Box Bank, and the Seller hereby agrees to take any further action necessary or that the Agent or SFC may reasonably request to evidence and/or effect such ownership and control. If the Collection Agent or the Seller or its agents or representatives shall at any time receive any cash, checks or other instruments constituting Collections, such recipient shall immediately, but in any event within forty-eight (48) hours of such receipt, remit such Collections, duly endorsed or with duly executed instruments of transfer, to a Lock-Box Account.

                  (c) The Seller hereby authorizes SFC and/or the Collection Agent, on behalf of SFC, and gives each of SFC and the Collection Agent its irrevocable power of attorney, which authorization shall be coupled with an interest, to take any and all steps in the Seller's name and on behalf of the Seller, which steps are necessary or desirable, in the reasonable determination of SFC and/or the Collection Agent, to collect all amounts due under the Transferred Assets, including, without limitation, endorsing the Seller's name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts.

                  SECTION 6.02.  Rights of SFC.  At any time:

                  (a) SFC (or the Agent as assignee of SFC) may direct that payment of all amounts payable under any Receivable be made directly to SFC (or the Agent, as the case may be) or its designee.

                   (b) The Seller shall, at SFC's request (or at the request of the Agent, as assignee of SFC) and at the Seller's expense, give notice of SFC's ownership of Receivables and/or the Agent's interest in the Receivables to each Obligor and direct that payments be made directly to SFC (or the Agent, as the case may be) or its designee.

                   (c) The Seller shall, at SFC's or the Agent's request, (A) assemble all of the Records, and shall make the same available to SFC, the Agent or its designee at a place selected by SFC, the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to SFC and the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

                  SECTION 6.03. Responsibilities of the Seller. Anything herein to the contrary notwithstanding:

                  (a) The Seller shall (i) perform all of its obligations under the Contracts related to the Receivables sold by it hereunder to the same extent as if such Receivables had not been sold hereunder and the exercise by SFC (or any of its assignees) of its respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes relating to the origination and sale of the Receivables and the other Transferred Assets.

                  (b) SFC and its assignees shall have no obligation or liability with respect to any Receivable or related Contract, nor shall SFC or any such assignee be obligated to perform any of the obligations of the Seller thereunder.

                  (c) The Seller shall, upon the request of SFC, its assigns (including the Agent) or the Collection Agent, deliver to SFC, such assigns and/or the Collection Agent, as directed, all Records that evidence or relate to the Receivables and other Transferred Assets conveyed to SFC under this Agreement.

                  SECTION 6.04. Further Action Evidencing Purchases. (a) The Seller agrees that at any time and from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary to perfect, protect or more fully evidence SFC's, the Agent's and the Bank Investors' respective interests in the Transferred Assets, or to enable SFC, the Agent or any of the Bank Investors to exercise or enforce any of their respective rights hereunder. Without limiting the generality of the foregoing, the Seller will (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments and notices, as may be necessary or appropriate or as SFC, the Agent, any Bank Investor or any of the foregoing's agents, representatives or permitted assignees may reasonably request, and (ii) to the extent reasonably practicable, mark its master data processing records evidencing such Receivables and related Contracts with a legend indicating SFC's and the Agent's respective interests therein.

                  (b) If the Seller fails to perform any of its agreements or obligations under this Agreement, following expiration of any applicable cure period, SFC (or any assignee thereof) may (but shall not be required to) perform, or cause performance of, such agreement or obligation, and the reasonable expenses of SFC (or any such assignee) incurred in connection therewith shall be payable by the Seller within thirty (30) days after SFC's (or any such assignee's) written demand therefor (which demand shall itemize such expenses in reasonable detail).

                  SECTION 6.05. Application of Collections. Any payment by an Obligor in respect of any indebtedness or other obligations owed by such Obligor to the Seller shall, except as otherwise specified by such Obligor or otherwise required by law, be applied as a Collection of any Receivable of such Obligor purchased hereunder (in the order of the age by invoice date of such Receivables, starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to (i) any Receivable arising subsequent to the Purchase Termination Date which is not purchased hereunder or (ii) any other indebtedness of such Obligor to the Seller.


                                   ARTICLE VII

                                 INDEMNIFICATION

                  SECTION 7.01. Indemnities by the Seller. Without limiting any other rights which SFC may have hereunder or under applicable law, the Seller hereby agrees to indemnify SFC and any successors and permitted assigns and their respective officers, directors and employees (collectively, "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them in any action or proceeding between the Seller (including such Person's capacity as the Collection Agent) and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, or the other Transaction Documents, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of an Indemnified Party or (ii) recourse for Receivables which become Defaulted Receivables for credit reasons. Without limiting the generality of the foregoing, the Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

                  (i) any representation or warranty made by the Seller (including in such Person's capacity as the Collection Agent) or any officers of the Seller (including in such Person's capacity as the Collection Agent) under or in connection with this Agreement, any of the other Transaction Documents, any Investor Report delivered by the Collection Agent or any other information or report delivered by the Seller or the Collection Agent on the Seller's behalf pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

                  (ii) the failure by the Seller (including such Person's capacity as the Collection Agent) to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

                  (iii) the failure to vest and maintain vested in SFC or to transfer to SFC, a valid and enforceable ownership interest in the Affected Assets, which are, or are purported to be, sold by the Seller hereunder, free and clear of any Adverse Claim (other than Adverse Claims created under the other Transaction Documents);

                  (iv) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Affected Assets;

                  (v)  any  dispute,   claim,  offset  or  defense  (other  than
         discharge in bankruptcy) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods, inventory or merchandise or services related to such Receivable or the furnishing or failure to furnish such goods, inventory, merchandise or services;

                  (vi) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions hereof;

                  (vii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with goods, merchandise, inventory or services which are the subject of any Receivable or Contract;

                  (viii) the transfer of an ownership interest in any Receivable other than an Eligible Receivable;

                  (ix) the failure by the Seller (individually or as Collection Agent) to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which the Seller is a party or to perform any of its respective duties under the Contracts;

                  (x) the failure of the Seller to pay when due any taxes, including without limitation, sales, excise or personal property taxes payable in connection with any of the Receivables;

                  (xi) any repayment by an Indemnified Party of any amount previously distributed which such Indemnified Party believes in good faith is required to be made;

                  (xii) the commingling by the Seller or the Collection Agent of Collections of Receivables at any time with other funds;

                  (xiii) any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of Purchases by the Seller, the ownership or maintenance of any interest in the Transferred Assets of or any Receivable, Seller Related Security or Contract;

                  (xiv) the failure of any Lock-Box Bank to remit any amounts held in the Lock-Boxes or the Lock-Box Accounts pursuant to the instructions of the Collection Agent, the Agent, SFC or the Seller (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Lock-Box Agreement whether by reason of the exercise of set-off rights or otherwise;

                  (xv) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor of the Seller may be located as a result of the failure of the Seller to qualify to do business or file any notice of business activity report or any similar report; or

                  (xvi) any action taken by the Seller, or the Collection Agent (if the Seller or any Affiliate or designee of the Seller) in the enforcement or Collection of any Receivable.



                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.01. Waivers; Amendments. No failure or delay on the part of SFC (or any assignee thereof) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by SFC and the Agent (as assignee of SFC).

                  SECTION 8.02. Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth below its name on the signature pages hereto or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. A copy of each such notice shall be sent to each Person entitled to a copy thereof if such notice were given pursuant to the TAA instead of this Agreement. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified for such Person and confirmation is received, (ii) if given by mail, three (3) Business Days following such posting, postage prepaid, U.S. certified or registered,
(iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified on the signature pages hereof.

                  SECTION 8.03.  Effectiveness;  Binding Effect;  Assignability.
(a) This Agreement shall become effective on the Closing Date and shall, from and after such date, be binding upon and inure to the benefit of the Seller and SFC and their respective successors and permitted assigns. The Seller may not assign any of its rights or delegate any of its duties hereunder or any interest herein without the prior written consent of SFC and the Agent. No provision of this Agreement shall in any manner restrict the ability of SFC (or the Company or any Bank Investor as assignees of SFC) to assign, participate, grant security interests in, or otherwise transfer any of their rights or remedies hereunder.

                  (b) Without limiting the foregoing, the Seller hereby acknowledges that, contemporaneously herewith, SFC is selling, assigning, transferring and conveying to the Agent (for its benefit and for the benefit of the Company, the Bank Investors, and each of the foregoing respective assignees, under the TAA), all of SFC's right and title to and interest in, among other things, the Transferred Assets and this Agreement, including all of SFC's rights, remedies, powers and privileges, and all claims of SFC against the Seller, under or with respect to this Agreement (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including
(i) the right of SFC and the obligations of the Seller hereunder and (ii) the right, at any time, to give or withhold consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement or the obligations in respect of the Seller hereunder to the same extent as SFC may do. The Seller hereby consents to such sale, transfer, assignment and conveyance to the Agent and acknowledges and agrees that the Agent, as the assignee of SFC for the benefit of the Company, the Bank Investors and each of the foregoing's respective assignees, including but not limited to the Collateral Agent, shall be third party beneficiaries of the rights of SFC arising hereunder and under the other Transaction Documents to which the Seller is a party.

                  (c) The Seller hereby agrees to execute all agreements, instruments and documents, and to take all other action, that SFC or the Agent reasonably determines is necessary or appropriate to evidence the assignments described in clause (b) immediately above. To the extent that SFC, individually or through the Collection Agent, has granted or grants powers of attorney to the Agent under the TAA, the Seller hereby grants a corresponding power of attorney on the same terms to SFC. The Seller hereby acknowledges and agrees that SFC, in all of its capacities, shall assign to the Agent for the benefit of the Company, the Bank Investors, and each of the foregoing's respective assignees, such powers of attorney and other rights and interests granted by the Seller to SFC hereunder and agrees to cooperate fully with the Agent in the exercise of such rights.

                  (d) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date occurring after the Termination Date upon which the Aggregate Unpaids have been paid in full, in cash; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by the Seller pursuant to Article IV, (ii) the indemnification and payment provisions of Article VII and Section 8.06 and (iii) any breach of Section 8.07, shall be continuing and shall survive any termination of this Agreement for a period of one (1) year.

                  SECTION 8.04. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

                  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE SELLER AND SFC HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE SELLER AND SFC HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 8.04 SHALL AFFECT THE RIGHT OF SFC TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

                  (b) EACH OF THE SELLER AND SFC HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

                  (c) The Seller hereby appoints Corporation Service Company, located at 2 World Trade Center, Suite 8746, 87th Floor, New York, New York 10048-0203, as the authorized agent upon whom process may be served in any action arising out of or based upon this Agreement, the other Transaction Documents to which such Person is a party or the transactions contemplated hereby or thereby that may be instituted in the United States District Court for the Southern District of New York and of any New York State court sitting in The City of New York by SFC or any of its assignees.

                  SECTION 8.05. Costs and Expenses. In addition to the rights of indemnification under Article VII hereof, the Seller agree to pay SFC on demand all costs and expenses (including without limitation, reasonable counsel fees and expenses) incurred by SFC in connection with the enforcement of the covenants, agreements, liabilities and obligations of the Seller and the Collection Agent under this Agreement and the other Transaction Documents.

                  SECTION 8.06. Confidentiality. (a) Except as otherwise provided by applicable law, SFC (and the Agent, as assignee of SFC), by the acceptance of the benefits of this Agreement, hereby agrees to utilize all non-public information obtained pursuant to the requirements of this Agreement or any other Transaction Document which has been identified as confidential or proprietary by the Seller only in a manner consistent with the confidentiality restrictions described in Section 10.7 of the TAA.

                  (b) Not withstanding the foregoing, the Seller hereby consents to the disclosure of any non-public information with respect to it received by SFC to any of the Company, the Agent, the Administrative Agent, any nationally recognized rating agency rating the Company's Commercial Paper, any Bank Investor or potential Bank Investor, the Liquidity Provider or the Credit Support Provider in relation to the TAA.

                  SECTION 8.07. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  SECTION 8.08. Purchase Termination. (a) The agreements of the Seller to sell Receivables hereunder may be terminated at any time by the Seller by giving written notice thereof to SFC and the Agent of the Seller' election to terminate this Agreement, in which event the Purchase Termination Date shall thereafter occur on the date specified therefor by the Seller in such notice, but in any event not less than 60 days after the Agent's receipt of such notice.

                  (b) Notwithstanding any such termination described under paragraph (a) above, all other provisions of this Agreement shall remain in full force and effect as provided in Section 8.04. On or after the termination of this Agreement, SFC will, at the request and expense of the Seller, execute and deliver to the Seller, or cause the Agent to execute and deliver, such UCC termination statements and other documents as the Seller may reasonably request to evidence such termination.

                  SECTION 8.09. No Proceedings. (a) The Seller hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other indebtedness of the Company, it will not institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any other state of the United States.

                  (b) Each of the Seller and the Collection Agent hereby agrees that it will not institute against SFC, or join any other Person in instituting against SFC, any proceeding of the type referred to in the definition of "Bankruptcy Event", so long as any Aggregate Unpaid shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Aggregate Unpaid shall have been outstanding. The foregoing shall limit the rights of the Seller under any and all agreements it may have with SFC but shall not limit the right of the Seller to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against SFC by any Person other than the Seller or any Affiliate thereof or in a voluntary proceeding filed by SFC in accordance with its Certificate of Incorporation.

                  SECTION 8.10. Entire Agreement. This Agreement, together with the other Transaction Documents, including the exhibits and schedules hereto and thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


          ........            SHAW INDUSTRIES, INC.

                              BBy:_/s/
                              Kenneth G. Jackson___________________
                                 Name: Kenneth G. Jackson
                                 Title:  Vice President and CFO

                              616 East Walnut Avenue
                              Dalton, Georgia 30721
                              Telephone:  (706) 275-1010
                              (Attention: Kenneth G. Jackson)
                              Telecopy:   (706) 275-1985



                              SHAW FUNDING COMPANY

                              BBy:_/s/
                              Bennie M. Laughter__________________
                                 Name: Bennie M. Laughter
                                 Title:  Vice President

                              616 East Walnut Avenue
                              Dalton, Georgia 30721
                              Telephone:  (706) 275-1010
                              (Attention: Kenneth G. Jackson)
                              Telecopy:   (706) 275-1985







                Signature Page to Receivables Purchase Agreement

                                    EXHIBIT A
                                       to
                         Receivables Purchase Agreement

                       FORM OF SUBORDINATED NON-NEGOTIABLE
                                 REVOLVING NOTE


                  The indebtedness evidenced by this instrument is subordinated to the prior payment in full of the Aggregate Unpaids under (and as such term is defined in) that certain Transfer and Administration Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "TAA") among Shaw Funding Company, Shaw Industries, Inc., Enterprise Funding Corporation, the financial institutions from time to time parties thereto as "Bank Investors", and NationsBank, N.A., as the Agent and as a Bank Investor thereunder.


                   SUBORDINATED NON-NEGOTIABLE REVOLVING NOTE


                  FOR VALUE RECEIVED, the undersigned SHAW FUNDING COMPANY, a Delaware corporation ("SFC"), hereby promises to pay to the order of Shaw Industries, Inc., a Georgia corporation (the "Seller"), at the Seller's office at 616 East Walnut Street, Dalton, Georgia 30722 (or at such other address as the Seller may from time to time specify in a written notice to SFC), in lawful money of the United States of America and in immediately available funds (and subject to the limitations on recourse set forth herein):

                           (i) on each  Investor  Report  Date after all amounts
                  due and payable under the TAA and the RPA (as defined in the TAA) have been satisfied, principal on all Seller Loans owed to the Seller by SFC as of such date; and

                           (ii) on the Business Day (such Business Day being the
                  "Maturity Date") occurring on the later to occur of the first Business Day which is at least ninety-one (91) days after (i) the Termination Date under (and as defined in) the TAA, and
                  (ii) the payment in full of all of the Aggregate Unpaids and the reduction of the Net Investment to zero, the aggregate unpaid principal balance of all Seller Loans owed to the Seller by SFC as of such date, plus all accrued but unpaid interest thereon (at the rate set forth below).

                  This Subordinated Non-Negotiable Revolving Note (this "Note") is the "Subordinated Note" referred to in, and was executed and delivered pursuant to, that certain Receivables Purchase Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Receivables Purchase Agreement") between the Seller and SFC. Reference to the Receivables Purchase Agreement is hereby made for a statement of the terms and conditions under which the Seller Loans evidenced hereby have been and will be made, and such terms are incorporated herein by this reference. Reference is made to the terms and conditions of the Receivables Purchase Agreement for a statement of certain other rights and obligations of the Seller and SFC. In the case of any conflict between the provisions of this Note and those of the Receivables Purchase Agreement, the terms of the Receivables Purchase Agreement shall control. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Receivables Purchase Agreement or, if not defined therein, then in the TAA.

                  Amounts borrowed and repaid or prepaid hereunder from time to time may be reborrowed, subject to and in accordance with the terms hereof and the Receivables Purchase Agreement.

                  SFC agrees to pay interest on the outstanding unpaid principal balance hereof from the date hereof until payment in full hereof at the per annum rate equal to the Base Rate under (and as such term is defined in) the TAA. In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by SFC or inadvertently received by the Seller, then such excess sum shall be credited as a payment of principal, unless SFC shall notify the Seller, in writing, that SFC elects to have such excess sum returned to it forthwith. It is the express intent hereof that SFC not pay and the Seller not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by SFC under applicable law. Any change in such rate shall be effective when such change is announced. Interest on this Note shall be calculated on the basis of a 360-day year for the actual number of days (including the first day but excluding the last day) elapsed. Interest shall be payable on each Investor Report Date (as defined in the TAA), in arrears, solely out of funds available to SFC after payment of all amounts then due and owing under the TAA, and to the extent insufficient funds exist to pay the aggregate amount of accrued and unpaid interest on all Seller Loans, such available amount shall be allocated among all Seller Loans ratably, with all remaining accrued but unpaid interest being due on the earlier to occur of (i) the next Investor Report Date upon which available funds exist to pay such amount or (ii) the Maturity Date. The outstanding principal of (together with the accrued and unpaid interest on) any Seller Loan made under this Note may be repaid or prepaid at any time, in whole or in part, without premium or penalty, to the extent then permitted under the TAA and the Receivables Purchase Agreement; provided, that any such prepayment shall be accompanied by a payment of all then accrued but unpaid interest on the principal amount to be so prepaid. Partial payments hereunder shall be applied first to accrued and unpaid interest, and then to outstanding principal.

                  The Seller is authorized and directed by SFC to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each Seller Loan made by it which is evidenced by this Note and the amount of each payment of principal made by SFC, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided, however, that neither the failure of the Seller to make any such entry nor any error therein shall expand, limit, impair or otherwise affect the obligations of SFC hereunder.

                  The indebtedness evidenced by this Note is payable solely from the proceeds of the Receivables and the Related Security acquired by SFC from the Seller (whether such proceeds arise from Collections or the sale of Transferred Interests by SFC pursuant to the TAA) and is subordinated to the prior payment in full of all Aggregate Unpaids owing under the TAA; and the Seller shall have no (and hereby waives any) Claim (as such term is hereinafter defined) as against SFC or any of its other assets or properties for any deficiency to the extent such proceeds (after the payment of all such Aggregate Unpaids under the TAA) are insufficient to repay all amounts owing hereunder. As used in this Note, the term "Claim" shall mean a "claim" as defined in Section 101(4) of the Bankruptcy Code.

                  In addition, the Seller hereby agrees that it shall not institute or join any other Person in instituting against, or with respect to, SFC any proceeding of a type referred to in the definition of "Bankruptcy Event" set forth in the TAA until one year and one day after the date following the Termination Date upon which all of the Aggregate Unpaids shall have been paid in full in cash and the Percentage Factor shall have been reduced to zero. The foregoing shall not limit the right of the Seller to file any claim in or otherwise take any action with respect to any such insolvency proceeding that was instituted against SFC by any Person other than the Seller, or any such insolvency proceeding instituted by SFC in accordance with the applicable provisions of SFC's certificate of incorporation. The provisions of this paragraph shall survive the termination of this Note.

                  This Note shall not be amended or modified except by written instrument, in accordance with Section 8.01 of the Receivables Purchase Agreement, and signed by the Seller and SFC. No failure or delay on the part of the Seller in exercising any power or right hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

                  THIS NOTE AND SHALL BE DEEMED TO HAVE BEEN MADE AT NEW YORK, NEW YORK AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

                  Wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

                  This Note (and the terms and restrictions set forth herein) shall be binding upon and inure to the benefit of SFC and, by its acceptance hereof, the Seller and each of the foregoing's respective successors and assigns. The successors and assigns for either such person shall include a debtor-in-possession or trustee of or for such Person.

                  All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. By its acceptance hereof, the Seller hereby assents to the extension of the time of payment, forbearance or other indulgence under the TAA and the instruments, documents and agreements relating thereto, and any and all amendments, supplements, waivers or other modifications to any of the foregoing, without notice and without affecting in any way any of the rights, remedies, or undertakings of the Seller hereunder and without affecting in any way the subordination provisions hereof.

                  This Note is non-negotiable.





                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, SFC has caused this Note to be executed and delivered by its duly authorized officer as of the ____ day of September, 1998.

                              SHAW FUNDING COMPANY



                                            By:_________________________________
                               Bennie M. Laughter
                                                  Vice President and Secretary







[Subordinated, Non-Negotiable
  Revolving Note]

::ODMA\PCDOCS\ATL\255747\1

                                  PAYMENT GRID

                     Principal                Principal       Notation
Date              Amount Borrowed           Amount Repaid     Made by